UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2008

LASERSIGHT INCORPORATED
(Exact name of registrant as specified in its charter)

Commission File Number: 0-19671

DE	65-0273162
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6848 Stapoint Court, Winter Park, FL 32792
(Address of principal executive offices, including zip code)

407-678-9900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LASERSIGHT INCORPORATED

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On May 20, 2008, the Company received a letter from counsel to New Industries Investment Consultants (Hong Kong) Limited (“NIIC”) dated May 19, 2008 (the “Letter”). The Letter notified the Company that NIIC was exercising its rights under the Restated Promissory Note dated August 31, 2004, from the Company to NIIC, the Loan Agreement dated July 26, 2006, between the Company and NIIC, and related documents, to accelerate the obligations of the Company to NIIC under such financing documents. These financing arrangements and documents have been previously reported by the Company.

In the Letter NIIC demanded for payment in full of all of the Company’s obligations to NIIC due to the Company’s defaults in failing to make timely payments of amounts due to NIIC under such financing documents. NIIC requires payment of $4,383,082.00 within 14 days or such other time as may be agreed by NIIC, which amount comprised all principal and interest due to NIIC as of May 19, 2008.

The Company intends to attempt to negotiate with NIIC for a forbearance of the acceleration of its obligations to NIIC, as the Company is unable to pay such obligations. The Company’s default and the acceleration of its obligations to NIIC may also trigger defaults under other financing arrangements of the Company.

The Company has been operating with losses for the past several years, with severe financial difficulties. If the Company is unable to negotiate a forbearance and/or unable to secure additional financing to sustain the Company, it may be unable to continue as a going concern.

LASERSIGHT INCORPORATED

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASERSIGHT INCORPORATED

Date: May 22, 2008	By:	/s/ Danghui (“David”) Liu
Danghui (“David”) Liu
Chief Executive Officer